Exhibit 99.3

COMPEX
Fourth Quarter Fiscal Year 2003 Earnings Release
Moderator: Dan W. Gladney
September 17, 2003
12:00 pm CT

Conference Coordinator:	Good day, and ladies and gentlemen thank you for standing by. Welcome to the Compex Technologies 2003 Fourth Fiscal Quarter Operating Results conference call. Earlier today, the company released it’s financial results for the quarter, if you have not received this news release or if you would like to be added to the company’s distribution list please email investorrelations@compextechnologies.com.

During the presentation, all participants will be in listen-only mode. Afterwards, you will be invited to participate in a question and answer session. As a reminder, this conference is being recorded. You can listen to a recording of this call through 11:00pm Eastern Standard Time on September 30, by dialing 1 888-274-8335 domestically and 402-220-2327 internationally.

Before we begin, we would like to state that comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding Compex Technologies operations and future results.

We invite you to review the company’s filings with the SEC including without limitation the Company’s Form 10-K and Form 10-Q, which identifies specific risk factors that may cause actual results or events to differ materially from those described in these forward-looking statements.

That said, I would like to turn the call to Mr. Dan Gladney, President and CEO.

Dan Gladney:	Thank you. Good afternoon, thank you for joining us, my name Dan Gladney, President and CEO of Compex Technologies. With me this afternoon is Scott Youngstrom, our CFO who will help me go over the financials for the quarter.

At the conclusion of these prepared remarks, we will be available to answer your questions. During the question and answer portion of the call, we will also have available Marshall Masko, our Vice President of Marketing for the Compex and Slendertone consumer business, for the Rehabilicare medical business, Mike Goodpaster, our Vice President of Sales Operations. Also available will be Tim Floeder, our Vice President of Business Development, and Wayne Chrystal, our Vice President of Manufacturing Operation.

As you know, Regulation FD limits our ability to respond to certain inquiries from investors or analysts in non-public forum to encourage you to ask all questions of a material nature on this call. Also keep in mind, the SEC’s new, non-GAAP financial measure regulation keeps us limited in the type of information we can provide to you.

Now before I give the corporate update on the quarter, let me turn the call over to Scott Youngstrom for the financial report.

Scott Youngstrom:	Thanks Dan and good afternoon everyone. Consolidated net revenue for the quarter ending June 30, 2003 was $19.8 million down just over 1% or nearly $260,000 from the prior year’s level. Consolidated net revenue for the fiscal year ended June 30, 2003 was a record $75.5 million, up 4% or nearly $3 million over the fiscal year ending June 30, 2002.

US revenue for the quarter was $12.8 million up 3% from the prior year’s quarter of $12.5 million. For the full fiscal year, US revenue was up 5% to $48.9 million versus $46.6 million for the fiscal year ended June 30, 2002. Most of the increase comes from our direct sales and rental in our medical business.

International revenue, primarily from our Compex SA subsidiary, was down 7% year-over-year to $7.1 million for the quarter or was up 3% for the full fiscal year to $26.5 million. That growth was entirely generated by a favorable impact of exchange rate. Using local currency, Compex SA was actually below prior year revenue by 16% for the quarter and 4% for the full fiscal year.

Revenue by product line during the quarter was roughly $3.8 million in rehabilitation product, $3.9 million in pain management products, $5.3 million in consumer products and $6.8 million in accessories and supplies. All revenue segments are above prior year amounts with accessories and supplies reflecting the largest nominal increase.

Our gross margin for the quarter was a record 71.5%, up sharply from 68.6% in the prior year. This increase is largely due to the higher sales levels of accessories and supplies domestically and from the effect of decreased sales at lower margin to our Italian distributor when compared to the prior year.

Selling, General and Administrative Expenses in the quarter decreased $50,000 to $10.8 million, representing 54.5% of consolidated net revenue compared with 54% in the prior year.

Our ongoing business actually saw decline in SG&A expenses during the quarter but the decreased was entirely offset by our May 15, 2003 acquisition of the assets of BMR Neurotech. We incurred significant additional SG&A expenses as a result of keeping BMR Neurotech facility in Phoenix operational.

These higher expenses have continued in the current fiscal first quarter and we expect to have completed the integration of this business and close the facility by the end of this month.

Selling General and Administrative Expenses for the full fiscal year increased $4.5 million to $42.2 million representing 55.9% of consolidated net revenue compared with 52% over the same period last year. This was primarily due to the currency translation effect from our European subsidiary’s operational expenses and also the expenditures associated with the domestic consumer product launch.

Our provision for income tax was 40% during the quarter versus our historical 42%. As we mentioned last quarter, our preliminary tax review led us to believe that 40% was a reasonable estimate of the effective tax rate for fiscal 2003 and we expect 40% to continue to be the effective tax rate for fiscal 2004 although the final analysis will not be completed until the end of this month.

Net income in the quarter was a record $1.7 million or 15 cents per share compared with $1.3 million or 12 cents per share last year. For the full fiscal year, net income was a record $5.0 million or 45 cents per share.

On the balance sheet, our ending cash balance was $5.1 million, up from $3.6 million at the end of last quarter. Net receivables increased by just over $1.1 million during the quarter but were down $2.0 million versus last year.

The accounts receivable reserve, increased approximately $2.4 million since March 2003 due primarily to an additional $600,000 reserve reported against revenue in the fourth quarter and due to the AR reserve recorded with the BMR Neurotech acquisition in May 2003.

Inventory was up $1.3 million in the quarter partially due to the BMR Neurotech acquisition. On the liability side, we ended the quarter with $11.1 million of debt up $1.2 million over the previous quarter, of this amount $4.5 million is a note payable under our existing credit line which was borrowed to finance with Slendertone inventory purchase and the BMR Neurotech assets acquisition.

Our balance sheet does not reflect our July 2003 acquisition of Filsport Assistance, our Italian distributor where we use cash and debt to finance the transaction. With that I would like to turn the call back over to Dan for his comments.

Dan Gladney:	Thank you Scott. We are extremely pleased with our performance during the quarter. Fourth quarter sales of $19.8 million were the second highest in any quarter in the company history and sales of $75.5 million for the full fiscal year was in fact a record.

Fourth quarter net income of $1.7 million, and EPS of 15 cents per share were both records and were inline with our guidance during the last conference call. Highlights during the quarter included our expanded licensing agreement with Biomedical Research also known as BMR which gave us distribution rights to the Slendertone Flex, Gymbody, ab belts and other consumer products in most of Europe.

This agreement allows us to provide entry-level products to compliment our high end products in Europe and builds on our US distribution rights to the Slendertone line that we acquired in February. In May we acquired BMR Neurotech, the US medical division of BMR. With this acquisition we acquired concentrated medical distribution in Arizona, Southern California, Alabama, and Georgia, perhaps more importantly it gave us access into doctor’s offices as opposed to the physical therapy clinics, which are our primary customers.

Since the end of the quarter we have continued to make bold moves to ensure the success of our business. First in July we acquired Filsport Assistance, the exclusive distributor of our Compex main brand of consumer sports training products in Italy.

Filsport is our largest distributor in Europe, and Italy is our largest single market. As we previously stated, with Italy’s decline this past year, we felt it was critical to gain direct managerial control over Filsport in order to strengthen the brand and return our Italian sales to the previous levels.

To give you an idea as to why we feel it’s so critical to have our own management team running Filsport, you simply need to understand the significant impact this distribution channel has on our sales.

For fiscal 2003, Filsport sales accounted for 41% of Compex SA’s total sales, which represents approximately 10% of Compex Technologies consolidated total revenues. So you can see Filsport’s success is critical to what’s happening overseas and we need to get it turned around as soon as possible.

Our second major move was to hire Tim Floeder last month as our Vice President of Business Development. Tim has extensive M&A and investment banking experience, was previously a consultant to us and he was instrumental in our acquisitions of Filsport and BMR. He also has senior financial management experience and is a CPA.

Tim will help us expand our operations and diversify our product offering through strategic partnership and business acquisitions. We also restructured our medical division management team and promoted Mike Goodpaster to the position of Vice President of Sales Operation.

Mike was the Vice President of Tampa’s third-party billing and customer’s service operation and has a strong background in senior sales management. Mike will lead sales and still play a key role in our Tampa operations.

Gretchen Dacey has been promoted to Director of Operations for Tampa and will report directly to Mike. Gretchen previously held a title of compliance officer and manager of our Medicare department. We expect to see enhanced efficiencies as our national sales force and Tampa operation work even more proactively together to drive growth and profitability. To support these efficiencies we have invested significant time and capital dollars in a new imaging system to get us closer to a paperless operation.

And finally, as everyone is no doubt aware of, we are excited to have signed future football Hall of Famer Jerry Rice to a multiyear contract to serve as spokesman to our domestic launch of Compex Sport. For those of you that don’t know, Jerry has a compelling story with Compex Sport. Jerry underwent reconstructive knee surgery in 1997 and in his own words, “For two years after my knee surgery, I tried every kind of exercise imaginable but my left quad still remained smaller and weaker than my right quad. Then I started using Compex Sport for 20 minutes a day, and within just a couple of weeks I noticed a huge difference. Today my left quad has regained it’s size and is as strong as my right.”

I personally can’t imagine a more appropriate spokesperson for Compex Technologies than Jerry Rice, who is one of the top athletes of our time and what makes us both proud and humble was that Jerry was so impressed with his results after using our Compex Sport, he took the unusual step of approaching us about serving as a spokesmen. That fact alone is probably the best endorsement we could receive for the effectiveness of our product.

Another well-known athlete who also uses and endorses our product is Justine Henin-Hardenne, the 2003 French, and most recently the US Women’s Open Tennis Champion. Justine uses Compex Sport to enhance her training. She has used the Compex Sport to proactively train for strength gain and most importantly she uses Compex Sport after her play to help her muscles recover so she is fresh for the next days grueling match.

In addition, in the United States we have also signed Simon Lessing five-time World Triathlon Champion to represent Compex Sport. Simon has used the Compex Sport religiously in his training regimen for over five years. He credits Compex with helping him achieve 100% of his physical capacity when he competes.

With this group of endorsers and more, we believe we are off a solid start in laying the foundation for a successful US Compex business. Now during July and August we also had three analysts initiate research coverage. In order they are Patrick Donohue of Northland Securities, Ernie Anberg of Feltl & Company, and Clint Morrison of Piper Jaffray’s Private Client Division.

Although we caution you that we have not and will not affirm their ratings, price targets or estimates, we will provide their contact information upon request. Contact us using the information in our press release and we will get you their phone numbers and email addresses.

Finally we will be presenting a two-investor conferences in October, we are presenting at the Rodman and Renshaw Tech Fest Conference in Boston on October 21, and we present here in Minneapolis at the Northland Securities Conference on October 22. We will be happy to give you conference details and information if you contact us.

Now looking forward to fiscal 2004, our major initiative will be the US and European launch of our new consumer line of products. These products include Compex Sport in the United States, Slendertone and Gymbody ab belts in the United States and Europe, and our new Compex MI product in Europe.

The new MI 500 technology is a highly innovative and patented technology, which we believe will be a competitive advantage as we incorporate it more broadly in both our consumer and medical products.

During the first half of fiscal 2004, in particular we see heavy spending on marketing as we ramp up the advertising and promotional campaign. And as a result of the increased spending and gradual consumer acceptance, we expect the earnings per share for the first half of fiscal 2004 to be down year-over-year, although we see our base business continuing to grow at a steady rate we expect domestic consumer sales from Compex Sport, Slendertone, Gymbody ab belt will be heavily backend loaded.

Our goal is to generate first year new consumer product sales domestically and in Europe that are at least equal to what we will be spending on the launch and therefore we are forecasting slightly higher EPS for the full fiscal year 2004, which implies a range of 46 cents to 50 cents a share.

Our goal is to generate approximately $6 to $8 million Worldwide in new product consumer revenue. This is only a goal as we are establishing a new market in the United States and consumer education and acceptance may take time. Our total revenue goal is to grow our worldwide business by over 20% and the goal is to deliver revenue in the range of $90 to $93 million, approximately $8 million of this revenue is acquired growth from the Filsport in Neurotech acquisitions.

We have a stable of great new consumer products, we know they work and we have clinical research to support our claims. We also know these products are widely accepted in Europe. How quickly these products will gain sales momentum in the United States, we cannot yet answer definitely, this is why we are being cautious about our goals for this new business. We are focused on the bottom line. If needed, plans are in place for the second half to roll down spending and maintain earnings.

So in conclusion, we delivered record quarter and full year results. Our stock recently hit an all time high, we were written up on forbes.com as one of five small companies with big futures. We have received analyst coverage, media attention, and superstar endorsements. However, we are still not satisfied. Our primary objective in fiscal 2004 is to launch our new consumer products domestically and in Europe in a smart and controlled manner so that our underlying business remains solid and growing and we do not negatively impact our earnings potential.

We expect to monitor our expenditures throughout the year and make adjustments designed to maintain the profitability that we have delivered over the past few years. We are committed to investing to grow the business while preserving successful results. I’m confident we have the right team in place, an effective operating model, the correct strategic direction and the discipline and commitments at all levels within Compex Technologies to achieve our goals.

Now as mentioned earlier we are ready to take any questions you may have. Remember we have our complete management team available here to answer your questions. Please ask no more than one question and one follow up so that we can get to as many questions as possible. Operator we’re ready to open the call to questions.

Conference Coordinator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press the star, 1 on your telephone. If your question has been answered and you wish to withdraw your question, you may do so by pressing the pound key on your telephone. If you are using a speakerphone, please pick up your handset before entering your request, one moment please for the first question.

Dan Gladney:	Yes.

Conference Coordinator:	Okay, we’ll take our first question from Patrick Donohue with Northland Securities, go ahead please.

Patrick Donohue:	Good afternoon.

Dan Gladney:	Hey Patrick.

Patrick Donohue:	Well what is your tenative QBC schedule for Slendertone and can you give us a feel when we’ll hear about any celebrity endorsement?

Dan Gladney:	Marshall - I’ll let Marshall handle that call for you.

Patrick Donohue:	All right.

Dan Gladney:	Patrick.

Marshall Masko:	Yes, hi. We have received two POs on from QVC on the Slendertone line, one for the Slendertone flex and one for the Gymbody. We don’t have a specific date yet, but in our conversations we’ve been led to believe that it will be sometime later in October. We also excitingly have a third product, a new product I think you’re familiar with the B&T product that is also going through QA now but verbally they’ve said that they’re interested in taking that as well, so I would hopefully have something positive to respond to you about that, before next time.

Patrick Donohue:	Okay, with that in mind, can you give us a feel for how many finished units you have in inventory ready to go?

Marshall Masko:	I can’t get you the full specific details. I’ve been asked not to give that kind of detailed information. But I can tell you Patrick that we feel confident that we have enough inventory to get us through the holiday selling season on both those lines.

Patrick Donohue:	Okay, my final question, what is your advertising budget for 2004?

Marshall Masko:	That again I can’t give you the specific details of, but again I think we have sufficient funds to have a satisfactory launch of both Compex Sport and Slendertone.

Patrick Donohue:	Okay, thank you Marshall.

Marshall Masko:	Sure Patrick.

Conference Coordinator:	We’ll take our next question from Clint Morrison with Piper Jaffray. Go ahead please.

Clint Morrison:	Thank you. Dan I just wanted to clarify in the guidance I think you said $6 to $8 million from the new products over the next year, is that correct?

Dan Gladney:	That’s correct.

Clint Morrison:	And can you break that down I assume some of that includes the new medical products or are we just talking on the consumer side?

Dan Gladney:	First of all that, you know, I want to be sure that people understand that I had used the term goal not guidance.

Clint Morrison:	Okay, goal that’s fine.

Dan Gladney:	That’s only because we don’t have any, you know, anything to deal with here in terms of history.

Clint Morrison:	Yep.

Dan Gladney:	And we’re opening up a new market. The second part of your question again, please?

Clint Morrison:	Was, you know, how much of that $6 to $8 million is, sort of, a medical versus the, I guess, the US consumer which seems to be front and center of most people’s minds.

Dan Gladney:	That’s all consumer.

Clint Morrison:	Okay. And did you also say something along the lines that you expected, you know, spend equivalent to that and that’s why you were at break even?

Dan Gladney:	Very true.

Clint Morrison:	Okay.

Dan Gladney:	I should...

Clint Morrison:	That would seem to imply 100% margin...

Dan Gladney:	What you are saying is we plan to spend $6 to $8 million and we would expect to sell in that same neighborhood.

Clint Morrison:	Okay.

Dan Gladney:	Yeah.

Clint Morrison:	But if you do that, then your earnings should go down because I assume there is some cost associated with the products you’re selling?

Dan Gladney:	Correct, that’s correct.

Clint Morrison:	And I guess, in the last question or the last questioner asked about endorsement when might we see a Jerry Rice or something along those lines showing up in any promotion, sort of, outside the QVC?

Marshall Masko:	This is Marshall Masko. I’ll answer that. As, you know, we have already signed Jerry Rice and so you will see him appearing in print advertising on behalf of Compex Sport probably within the next 30 days. We have a fairly full compliment of print publications that will be in with him. It will also be featuring several other of our key endorsers as Dan included Justin Henin-Hardenne and in addition to that, Simon Lessing the triathlete, Patrice Coles Mr. France, and Herman Mair who is the champion skier, those will be the primary people who will be on our print media for Compex.

Clint Morrison:	Okay, and just one quick final question, at what point are we or consumers going to be able to buy these products online through your Web site?

Marshall Masko:	They can buy them right now actually, if they go to www.compex.us you can purchase the Compex Sport or the Slendertone products can be purchased on www.slendertone.com and in addition each has their own 800 number also which you can call in on.

Clint Morrison:	Okay, so we can assume we’re actually seeing a little bit of initial revenue already?

Marshall Masko:	Yes we are.

Clint Morrison:	Very good, thank you.

Marshall Masko:	Okay, thanks Clint.

Conference Coordinator:	We’ll take our next question from Ernie Andberg from Feltl and Company, go ahead please.

Ernie Andberg:	Good afternoon.

Dan Gladney:	Hi Ernie.

Marshall Masko:	Hello Ernie.

Ernie Andberg:	Just - can Marshall expand on beyond just QVC and the print advertising for the Compex Sport, what we ought to be looking for in, sort of, the three categories or two primary categories, Compex Sport with Jerry Rice and those people in terms of establishing distribution seeing print advertising that kind of thing, and then sort of the same kind of timeline beyond QVC in the Slendertone and Gymbody line. So that we have feel for wherever you’re headed in this program spending the dollars?

Marshall Masko:	Okay, well maybe - I’ll just outline very briefly a little bit of the marketing plan for each of the two brands as we get the feel for that and then I’ll just, kind of, talk to you.

Ernie Andberg:	Thank you.

Marshall Masko:	As an overview of the sales, kind of, where we are on that but again I’m not going to get into lots of specific just because we are essentially just launching. On the Compex front, as you know, our plan was to initially see it with a number of Pro Athletes, pro teams and opinion leaders and we’ve done that. Over 20 pro and college teams so far who are placed with the product and are using it.

And the second thing we wanted to do is conduct some additional US research, which we did at LaCrosse that came back very positive and we’re using that. And then we’re also in the process of fielding some sport specific research with another college that we’ll be able to announce that later on, that’s still in the work. But again that will show that within football, within baseball, within basketball, the Compex can in fact get gains, for an athlete.

We are also, as I just indicated earlier, pursuing several key endorsements in specific sport segments. I don’t think I need to review who they are, but I think that’s been a huge help for us, and has taken us a while to put that together.

Print ads, we have approximately six different print ads if you would that will be run on a remnant basis so we’ll be getting a very good deal. That’s typically somewhere between 50% and 75% off for regular rate card basis and we’ll be putting those into again sport specifics targeted publications. Such as with the body building publications, Mr. France will be in there, skiing publications like Ski, Skiing, Powder Herman Mair will be in there, etc.

We also have participated in a wide number of events this year on behalf of Compex, most notably the Xterra games. We’ve been demonstrating and selling the product there and getting a lot of grassroots exposure for the product. And then finally, and probably most importantly, we’ve been putting together a very strong PR campaign for Compex. We’ve visited over 16 major magazine publications and it’s our hope that probably four or five of them will be writing articles, that’s what they told us so far that they are. We have a very good article coming out I think in the December issue of Muscle and Fitness, which will actually be an article on Jerry Rice and using Compex with a training regimen and then as well for ads. On the Slendertone front we

Ernie Andberg:	Can I ask one on that Marshall?

Marshall Masko:	Yes.

Ernie Andberg:	How are you managing the distribution of that product?

Marshall Masko:	Well for Compex we’ve hired seven reps so far, independent reps and they cover approximately 15 states and about 30% of the US population. And essentially what they will be focusing on Ernie is going into the bike shops, triathlete and running shops, and higher end ski shops. And that will be kind of a first wave of our retail distribution.

Ernie Andberg:	Thank you.

Marshall Masko:	That’s underway now. Just finishing quickly on the Slendertone front, QVC was always on our attention to lead with that, because it’s a big flash for us in terms of advertising and its just again will help reestablish the legitimacy of the product category and as I told Patrick earlier, we now have PO’s for two of the products and we would hope that roughly by the end of October we should be on the air, might be November but probably early, or late October we’ll be on air with those two products.

Also on Slendertone, we probably need a very strong PR campaign here to help overcome some of the negative image of the ineffective products before. We’ve also visited 16 publications, different publications from Compex mostly and have a number of articles in the work so it would appear Self magazine will probably be writing an article on the Slendertone.

Ernie Andberg:	Do you say Self.

Marshall Masko:	Self.

Ernie Andberg:	Thank you.

Marshall Masko:	Yes, the five editors there actually using the Compex Sport and they are going to report their personal experience after eight weeks.

Ernie Andberg:	Thank you.

Marshall Masko:	We’ve also conducted - or conducting I should say, research from the efficacy of Slendertone and this is very important from a PR standpoint. The University of Wisconsin - LaCrosse was the group that fielded research about two years ago that said ab belts don’t work based on the ineffective products in the marketplace before, we’ve been – we’ve gotten back to the same gentlemen Dr. Porcari who offered that study and asked him to take a look at the Slendertone products. He has and he said I can tell just by putting this on it’s going to work. And so he’s actually doing a study right now, is working on the protocols and by Christmas time we expect to have research back with him. Hopefully, keep our fingers crossed, that we’ll confirm exactly what we found at Trinity college in Dublin, that in fact you can firm, tighten, trim and tone, your waist with the Slendertone.

And the great news for us, from a PR stand point here, is this will be the recognized authority. Will now say here’s the first ab belt that really does work. We also are pursuing a major celebrity endorser, I would hope to have that wrapped up in another month or so here, but I’m not ready to discuss that yet. But that’ll be for worldwide use. And, then finally, we will be starting our DRTV campaign up again on Slendertone in October, so that’s kind of where we are on that.

Ernie Andberg:	Where might we listen or see the campaign for Slendertone on TV?

Marshall Masko:	Good question, we’ll be on direct response channels. So both will be a little bit “catch if catch can”, but typically the kinds of channels that have worked desperately as products are the ones that will focus on being on before, we already know those, those will be things like lifetime box, Sport TV, BBC, CNBC, there will be some local stations in there, ESPN, FOX, those kinds of things.

Ernie Andberg:	Thank you.

Marshall Masko:	Yep

Dan Gladney:	Thank you Ernie.

Conference Coordinator:	We’ll take our next question from Sasha Kostadinov from Clarion, go ahead please.

Sasha Kostadinov:	My questions been answered.

Conference Coordinator:	We’ll take our next question from Patrick Donohue from Northland Securities go ahead please.

Patrick Donohue:	Well in Europe you were going to place the Slendertone belt, as the 4,000 same stores, have those stores already received belts and are they currently selling them?

Dan Gladney:	That has just started, we put our purchase order into BMR during the summer month and we have a kind of a packaged approach going into each of those stores where it’s not just a Slendertone it will be a Slendertone a Gymbody and a FORTEX product. It is also another product that we gained distribution rights for just in Europe called FORTEX which is a chest building type of product that we’re not going to push here in the United States. That’s part of the package, so those packages and inventory were delivered to Compex let’s say in Europe just in the last 30 days so we’re in the process of launching that right now.

Patrick Donohue:	Okay, and how many stores, can you give us a feel for how many stores you’ve placed Compex Sport in last fall, I know there’s at least one or so in the twin cities?

Dan Gladney:	So again, I think Patrick we’re not going to get into the details of that, but yes we are placing the product in not only in Minneapolis but in approximately 15 major markets so you’ll see that showing up pretty quickly.

Patrick Donohue:	Okay, and can you comment on Neurotech sales since the acquisition. In the big picture are you seeing new enrolls with the orthopedic general practitioners?

Dan Gladney:	We’re going to let Mike Goodpaster our Vice President of Sales Operations to answer that one.

Mike Goodpaster:	Yes, the Neuro tech acquisition is going very successful. We’re meeting all the revenue expectations that we have. Also gained as was mentioned previously by Dan, helping us get into other markets primarily the physician market which we are getting more and more aggressive this fiscal yearend.

Patrick Donohue:	Okay, and you mentioned closing the Arizona office, are you still, are you keeping the seven reps that you had with the Neurotech acquisition?

Mike Goodpaster:	Oh, yes, good question, absolutely yes.

Patrick Donohue:	Okay.

Mike Goodpaster:	The operations that we have from the billing and revenue side has been closed.

Patrick Donohue:	Okay.

Scott Youngstrom:	Patrick this is Scott Youngstrom. We transferred all the operations over to our Tampa facility, so we’ll be shutting down the Phoenix facility at the end of this month.

Patrick Donohue:	Okay, perfect. And Scott what is the current outstanding balance on your credit line and what is your total debt today?

Scott Youngstrom:	Right now today it’s about $12 million and we don’t have a lot of room above that. We had a little bit on our facility that we took out as part of the Filsport acquisition so there’s a little room for working capital needs in the European - I’m trying to get a number here because – let’s find how much is left here, there are about $2.3 million under our line of credit here domestically, the total about $3.5 million.

Patrick Donohue:	Thank you.

Conference Coordinator:	We’ll take our next question from Clint Morrison with Piper Jaffray. Go ahead please.

Clint Morrison:	Dan or Scott I guess, the Slendertone is really a personal sort of license product are you showing it all - what kind of margins we’re get out of that, I assume they’re going to be less than your own products?

Dan Gladney:	Yeah, actually they are the consumer products in general are going to be a little less than our medical products as you know. We have the opportunity to enjoy healthy margins in medical.

Clint Morrison:	Sure, are you, so you – overall you’ve been 70% what kind of gross margins you’re going to get on Slendertone?

Dan Gladney:	Yeah, we’re in the neighborhood of, you know, depending on if we go directly through a store we’re in the neighborhood of anywhere from 50% to 60%

Clint Morrison:	Okay, and is there any kind of a volume change in your purchasing do margins change as your volumes go up?

Scott Youngstrom:	No.

Clint Morrison:	Okay.

Scott Youngstrom:	Yeah, not at the current. I mean, as we get volumes and we renew our relationship with BMR then they’re might be a right time for discussions but.

Marshall Masko:	Can I answer one other point on that

Dan Gladney:	Sure.

Marshall Masko:	Clint this is Marshall Masko, one other thing too. In the contract that we have with BMR, we have a shared paragraph and they’re about shared mutual cost reduction. So to the extent that we do cost reduce the products, and we believe there is room for cost reduction, we will split those cost reductions 50, 50 with BMR. And I think that’s additional room for us more than just purchasing quantities to improve the margins.

Clint Morrison:	Okay, and I guess Scott there is a bump up in your receivable reserves you guys just kind of said you did it, why?

Scott Youngstrom:	Again, every time, really at the end of every quarter, we go through and just analyze and again we’ve got a specific set of receivables that we identified as I’ll say, what’s the right word, they’re being below our collections are a little bit below what the historical trends have been. So again, just based on going through a yearend audit, we recognize that we had recorded an additional reserve for again a specific set of receivables.

Clint Morrison:	Okay, do we assume that this is just, kind of, a one time shot because you are clearly at the highest percentage of your receivables, you’ve been adding several years. Is this just – is this a bit of an anomaly or are we permanently up at a new level?

Scott Youngstrom:	Well, unfortunately Clint, I can’t predict what’ll go on, because two years ago I had said the same thing. That we took, kind of, a one time charge against the specific set of receivables.

Clint Morrison:	Yep.

Scott Youngstrom:	So again, in our planning, we’re working with our auditors. We’re analyzing stuff on a continuing basis and we hope that we’re providing adequately, you know, on a quarterly basis, but, you know, every once in a while there’ll be a set of receivables that again if we have to identify them and reserve for them then we have to take them at that time.

Clint Morrison:	Okay, thank you.

Scott Youngstrom:	Sure.

Conference Coordinator:	We’ll take our next question from Jeff Nixon with MCM. Go ahead please.

Jeff Nixon:	Yeah, hi good afternoon. Two questions, one is on Italy, what were the sales to Italy in the fourth quarter versus the third quarter?

Dan Gladney:	I can’t tell you what they are for the fourth quarter, I’m not sure I can.

Jeff Nixon:	Were they up or down on the - I am just trying to get a sense because I know that kind at least in like it was in phase one, just wondered if it was still declining with or stabilized or...

Dan Gladney:	Actually the sales in the fourth quarter were slightly down. And we can tell you that so far in the first quarter, they’re slightly ahead of where they were last year, that’s what we’re looking at.

Jeff Nixon:	Okay, and you own it now right, like.

Dan Gladney:	Yes, definitely.

Jeff Nixon:	And do you have a manager in there or what’s the...

Dan Gladney:	Actually right now I have them reporting directly into Serge Darcy, who’s our President CEO over in Europe Compex. We are in the process of recruiting a country manager that will work there full time.

Jeff Nixon:	Okay, and then secondly, what exactly is your relationship with Justine Henin and are you allowed to - is she available to, you know, in the same way that Jerry Rice is in the US, or is she for Europe - on you, what is your relationship with her?

Marshall Masko:	Her relationship - this is Marshall Masko, our relationship with her is a worldwide relationship. We’re able to use her image here. If we were to have her do much more than that, we would then have to pay her for like an appearance fee or something like that. So we don’t have any specific extra days here in the US other than to be able to use her image in our advertising.

Jeff Nixon:	Is that – are you going to try to upgrade that relationship or...

Marshall Masko:	I would suspect that we would, yes because as she continues to do better and also since she has such a compelling story. I don’t know if you kind of follow this, but she’s had some fairly gruelling matches and she has used the Compex Sport to help her recover. And she has told us that it’s really been a big aid in helping her recover the next day and be fresh again for match. And so I think that will be a compelling story that we can tell potential customers for the Compex Sport products here in the US.

Jeff Nixon:	Yeah, okay great, thank you.

Marshall Masko:	Yep.

Dan Gladney:	Thanks Jeff.

Conference Coordinator:	Again ladies and gentlemen, if you wish to register a question for today’s question and answer session, you will need to press the star, 1 on your telephone. If your question has been answered and you wish to withdraw, you can do so by pressing the pound key on your telephone. If you are using a speakerphone, please pick up your handset before entering your request. One moment please for any further questions.

Okay, we’ll take our next question from Jeff Nixon. Go ahead please.

Jeff Nixon:	Sorry, I felt I didn’t get back in queue, Marshall you mentioned the direct response. Is that 30 minutes and some issues that you’re referring to or a short form spot for what is the Slendertone advertising plan for US?

Marshall Masko:	That’s a good question, Jeff this - the direct response is referring to Slendertone and I’m referring to basically two minute and one minute television spots, which will run as a long commercial. We’ve decided to avoid the infomercial at this point and I’m not saying that we won’t ever do it, but we felt that with the significant expense of filming and producing an infomercial as well as running it that we could do a better and more efficient job launching with the shorter-term television. And the reason that if - I decided that was I felt that the category on ab belt was already very well understood and known by consumers and again a two minute and one minute spot we could explain what the product was, how it worked and most importantly why it was different and better than what is preceded in the past and it seems like our advertising has worked to convey that.

Jeff Nixon:	Okay, great, thank you.

Marshall Masko:	Yep.

Conference Coordinator:	Gentlemen at this time, I’m showing no further questions, please proceed with your presentation.

Dan Gladney:	Okay, thank you. Thanks once again for your time, your attention and your question. We appreciate your interest in Compex Technologies and look forward to reporting our progress to you in the future. Good-bye now and have a good day.

Conference Coordinator:	Ladies and gentlemen, this concludes our conference call for today, we thank you for your participation and as said you please disconnect your line.

END